Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES RECORD FOURTH QUARTER RESULTS FOR FISCAL 2005; INCREASES CASH DISTRIBUTION TO $0.56 PER UNIT

NEW YORK, AUGUST 4, 2005 – K-Sea Transportation Partners L.P. (NYSE: KSP) today reported record results of operations for its fiscal 2005 fourth quarter ended June 30, 2005.  The Company also announced that its distribution to unitholders in respect of the fourth quarter will increase by $0.02 to $0.56 per unit, or $2.24 per unit annualized.  The distribution will be payable on August 15, 2005 to unitholders of record on August 10, 2005.

For the three months ended June 30, 2005, the Company reported operating income of $4.6 million, an increase of $1.7 million, or 57%, compared to $2.9 million of operating income for the three months ended June 30, 2004.  The increase resulted from increased vessel capacity and higher utilization, plus improved average daily rates in the Company’s coastwise trade.  The fiscal 2005 fourth quarter also benefited from gains on vessel sales.

These improvements were partially offset by increased general and administrative costs and depreciation.  The increase in general and administrative expenses of $1.3 million resulted from an increase in costs associated with being a public company (including costs for compliance with the Sarbanes-Oxley Act of 2002), increases in office salaries and headcount in support of fleet expansion, and costs related to the Norfolk operations acquired in late 2004.   Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by $1.9 million, or 23%, to $10.4 million for the three months ended June 30, 2005, compared to $8.5 million in the fiscal 2004 fourth quarter.

Net income for the three months ended June 30, 2005 was $3.0 million, or $0.35 per fully diluted limited partner unit, an increase of $1.7 million compared to $1.3 million, or $0.15 per fully diluted limited partner unit, for the three months ended June 30, 2004.  The increase in net income resulted from the improved operating earnings offset by increased interest expense in the fiscal 2005 quarter due primarily to higher average borrowings incurred to finance vessel acquisitions over the past year.

As previously reported, on June 1, 2005, the Company announced the sale of 500,000 of its common units to Tortoise Energy Infrastructure Corporation in a private placement for net proceeds of approximately $16.0 million.  Consistent with its commitment to maintaining a strong balance sheet, the Company used the net proceeds to repay indebtedness incurred under its revolving credit facility.

For the year ended June 30, 2005, the Company reported operating income of $15.6 million, an increase of $2.0 million, or 15%, compared to $13.6 million of operating income for the year ended June 30, 2004.  EBITDA for the year ended June 30, 2005 increased by $4.5 million, or 14%, to $37.0 million, compared to $32.5 million for the year ended June 30, 2004.  These improvements resulted primarily from a full year’s operation of certain larger tank vessels which were added during the prior year; these vessels also positively impacted the average daily rates for this period.  Fiscal 2005 also reflected an increase in general and administrative expenses of $3.0 million, including higher professional fees, stock compensation costs, insurance and other costs incurred in connection with being a public company that were not incurred in the comparable fiscal 2004 period.  The professional fees included non–recurring costs associated with Sarbanes-Oxley compliance, and the cost of providing income tax compliance information to unitholders, neither of which were incurred in fiscal 2004.

Net income for the year ended June 30, 2005was $8.1 million, or $0.95 per fully diluted limited partner unit, which included a $1.4 million non-cash charge for debt reduction costs resulting from a refinancing of the Company’s revolving credit facilities in March 2005.  Net income for fiscal 2004 was $21.2 million, or $2.25 per fully diluted limited partner unit.  On January 14, 2004, in conjunction with completion of the Company’s initial public offering of common units, the net proceeds thereof were used to significantly reduce outstanding debt.  As a result, fiscal 2004 net income included a $3.2 million non-cash charge for debt reduction costs, and a non-cash tax benefit of $17.6 million solely attributable to a reduction in deferred taxes resulting from the change in income tax status of the assets and liabilities constituting the business of the predecessor that were transferred to the Company at the time of the initial public offering.  Due to this one time non-cash tax benefit, net income for the year ended June 30, 2005 is not comparable to net income for the year ended June 30, 2004.

President and CEO Timothy J. Casey said “Our earnings for the fiscal 2005 fourth quarter were improved significantly from the prior year, reflecting strong vessel utilization and average daily rates.  Our earnings have only just begun to reflect the recent increases we have made in vessel capacity.  Fiscal 2005 reflected only a partial year’s earnings from the DBL 155, DBL 78 and our Norfolk acquisition.  We expect these vessels, along with our current construction projects for the DBL 103, DBL 28 and DBL 29, which are scheduled to be delivered during fiscal 2006, to contribute to further growth in earnings and distributable cash flow throughout the coming year.  Given these results and expectations, our Board of Directors has approved a two cents per unit increase in our quarterly distribution, the third distribution increase since our initial public offering eighteen months ago.”

The Company’s distributable cash flow for the fourth quarter of fiscal 2005 was $5.7 million, or approximately 1.13 times the amount needed to cover the increased cash distribution of $5.1 million declared in respect of the period.  Distribution coverage for fiscal 2005 was 1.09 times.

Earnings Conference Call

The Company has scheduled a conference call for Thursday, August 4, 2005, at 3:00 pm Eastern time, to review the fourth quarter results.  Dial-in information for this call is (800) 706-7741 (Domestic) and (617) 614-3471 (International).  The Participant Passcode is 88363447.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until August 11, 2005; dial in information for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 91755761.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the northeastern United States and the Gulf of Mexico.  For additional information, please visit the Company’s website, and the Investor Relations section, at www.k-sea.com .

Use of Non-GAAP Financial Information

The Company reportsits financial results in accordance with generally accepted accounting principles.  However, certain non-GAAP financial measures such as EBITDA and distributable cash flow, used in the business, are also presented.  EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  The Company believes distributable cash flow is useful as another indication of the ability to generate cash and pay distributions to partners.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.  Presented in the tables below is a reconciliation of each of these measures to the most directly comparable GAAP measure.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding business outlook, vessel utilization, integration of recently acquired vessels (including the cost, timing and effects thereof), delivery of newbuild tank barges, modifications to existing vessels (including the cost, timing and effects thereof), growth in earnings and distributable cash flow, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, difficulties in integrating recently acquired vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Additionally, the financial information contained in this press release is unaudited, subject to revision, and should not be considered final until the Company’s Annual Report on Form 10-K is filed.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit  data)

	Three months ended June 30,		Year ended June 30,
	2005	2004	2005	2004
				(A)

Voyage revenue	$33,116	$24,924	$118,811	$93,899
Bareboat charter and other revenue	570	345	2,583	1,900
Total revenues	33,686	25,269	121,394	95,799

Voyage expenses	6,846	4,696	24,220	16,339
Vessel operating expenses	12,897	9,667	49,296	38,809
General and administrative expenses	3,751	2,403	11,163	8,149
Depreciation and amortization	5,889	5,484	21,399	18,643
Net (gain) loss on sale of vessels	(255)	116	(264)	255

Total operating expenses	29,128	22,366	105,814	82,195
Operating income	4,558	2,903	15,580	13,604
Interest expense, net	1,675	1,061	5,949	6,370
Loss on reduction of debt	—	151	1,359	3,158
Other expense (income), net	(1)	(122)	(27)	(253)

Income before provision (benefit) for income taxes	2,884	1,813	8,299	4,329
Provision (benefit) for income taxes	(162)	504	163	(16,845)
Net income	$3,046	$1,309	$8,136	$21,174

General partner’s interest in net income	$61	$27	$163	$6,629
Limited partners’ interest in:
Net income	$2,985	$1,282	$7,973	$14,545
Net income per unit - basic	$0.35	$0.15	$0.95	$2.26
- diluted	$0.35	$0.15	$0.95	$2.25
Weighted average units outstanding - basic	8,497	8,330	8,372	6,446	(B)
- diluted	8,556	8,339	8,419	6,453

(A)      Includes results of operations of our predecessor company, EW Transportation LLC, for periods prior to our January 14, 2004 initial public offering.

(B)        For periods prior to the January 14, 2004 initial public offering, represents the number of units received by our predecessor in exchange for the net assets contributed to us at the time of the offering.

Supplemental Operating Statistics

	Three months ended		Year ended
	June 30,		June 30,
	2005	2004	2005	2004
Local Trade:
Average daily rate (1)	$5,433	$5,538	$5,418	$5,400
Net utilization (2)	78%	78%	79%	84%

Coastwise Trade:
Average daily rate	$12,121	$10,711	$11,369	$10,230
Net utilization	92%	86%	90%	88%

Total Fleet
Average daily rate	$8,914	$8,532	$8,734	$8,095
Net utilization	84%	83%	85%	86%

(1)          Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2)          Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended	Year ended
	June 30, 2005	June 30, 2005

Net income	$3,046	$8,136
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization	5,889	21,399
Non-cash compensation cost under long term incentive plan	97	310
Adjust gain on vessel sales to net proceeds	300	358
Deferred income tax expense (benefit)	(393)	(86)
Loss on reduction of debt	—	1,359
Maintenance capital expenditures(2)	(3,250)	(10,975)
Distributable cash flow	$5,689	$20,501
Cash distribution in respect of the period	$5,056	$18,828

Distribution coverage	1.13	1.09

(1) Distributable Cash Flow provides additional information for evaluating our ability to make quarterly cash distributions and is presented solely as a supplemental measure.

(2) Maintenance capital expenditures represent the estimated cash capital expenditures necessary to maintain the earning capacity of our capital assets over the long term.  This amount also includes an additional allowance to replace the earning capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.  A reevaluation of this maintenance capital adjustment, including the vessels purchased in December 2004, was made during our fiscal 2005 fourth quarter.

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three months ended		Year ended
	June 30,		June 30,
	2005	2004	2005	2004

Net income	$3,046	$1,309	$8,136	$21,174
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	5,889	5,484	21,399	18,643
Interest expense, net	1,675	1,061	5,949	6,370
Loss on reduction of debt	—	151	1,359	3,158
Provision (benefit) for income taxes	(162)	504	163	(16,845)

EBITDA	$10,448	$8,509	$37,006	$32,500

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	June 30,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$88	$379
Title XI escrow account	1,190	1,220
Accounts receivable, net	14,299	11,810
Prepaid expenses and other current assets	4,371	2,429
Total current assets	19,948	15,838

Vessels and equipment, net	235,490	193,646
Construction in progress	8,266	7,722
Title XI escrow account	1,570	1,570
Other assets	7,988	9,368
Total assets	$273,262	$228,144

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt	$2,453	$4,066
Accounts payable and accrued expenses	14,723	10,952
Total current liabilities	17,176	15,018

Title XI bonds and term loans	64,440	70,351
Credit line borrowings	47,112	4,400
Deferred taxes	2,594	2,677
Total liabilities	131,322	92,446
Commitments and contingencies
Partners’ Capital	141,940	135,698
Total liabilities and partners’ capital	$273,262	$228,144